Exhibit 99.1

Continental Resources Reports Second Quarter Results and Updates Guidance

Enid, Oklahoma – August 6, 2007 – Continental Resources (NYSE:CLR) today reported unaudited second quarter 2007 results and updated full year financial and operational guidance. After the effect of a $198.4 million tax provision charge taken upon conversion of Continental to a subchapter C corporation in connection with the Company’s initial public offering (IPO) in May 2007, the Company reported a net loss for the three months ended June 30, 2007, of $142.5 million, or $(0.87) per diluted share, on revenues of $145.3 million. Excluding the effect of the IPO-related tax charge, net income for the second quarter of 2007 was $55.9 million, or $0.34 per diluted share.

Net income after pro forma adjustments to provide for income taxes as if Continental had been a subchapter C corporation during the entirety of both quarters is $44.2 million, or $.27 per diluted share, for the three months ended June 30, 2007 and $41.0 million, or $.26 per diluted share, for the three months ended June 30, 2006.

The following table contains unaudited financial and operational highlights for the three and six months ended June 30, 2007 compared to the corresponding periods in the prior year.

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Average daily production:
Crude oil (bopd)	23,674	19,921	23,391	19,278
Natural gas (Mcfd)	29,618	23,159	29,229	24,274
Crude oil equivalent (boepd)	28,610	23,781	28,262	23,323
Average prices: (1)
Crude oil ($ / Bbl)	$58.25	$58.60	$53.44	$55.93
Natural gas ($ / Mcf)	$6.07	$5.74	$6.11	$6.46
Crude oil equivalent ($ / boe)	$54.44	$54.75	$50.52	$52.92
Production expense ($ / boe) (1)	$8.42	$6.67	$7.43	$7.27
EBITDAX (in thousands) (2)	$108,659	$96,889	$199,655	$174,506
Net income (loss) (in thousands) (3)	$(142,498)	$66,061	$(88,684)	$116,354
Diluted net income (loss) per share	$(0.87)	$0.41	$(0.55)	$0.73

(1)	Oil sales volumes are 31 MBbls less than oil production for the three months ended June 30, 2007 and 45 MBbls greater than oil production for the three months ended June 30, 2006. Oil sales volumes are 47 MBbls and 51 MBbls less than oil production for the six months ended June 30, 2007 and 2006, respectively. Average prices and per unit production expense have been calculated using sales volumes.
(2)	EBITDAX represents earnings before interest expense, income taxes (when applicable), depreciation, depletion, amortization and accretion, property impairments, exploration expense and non-cash compensation expense. EBITDAX is not a measure of net income or cash flow as determined by generally accepted accounting principles (GAAP). A reconciliation of net income to EBITDAX is provided later in this press release.
(3)	In connection with the IPO, the Company recorded a charge of $198.4 million to recognize deferred taxes upon its conversion from a non-taxable subchapter S corporation to a taxable subchapter C corporation. The Company provides income taxes on net income for periods after the IPO.

Management Comments

“The 20% increase in daily equivalent production was the principal driver for the higher revenues and EBITDAX during the second quarter of 2007 compared to the second quarter of 2006”, said Harold Hamm, Chairman and Chief Executive Officer. “Additionally, our financial results benefited from a $3.92 per barrel improvement in our crude oil basis differential from first quarter 2007 to second quarter 2007.”

“With higher expected revenues as a result of current crude oil prices and our recent $72.90 crude oil hedges, I will be recommending to the Board an increase in our 2007 capital expenditure budget to $482 million, an increase of $45 million”, said Mr. Hamm. “The Company has continued a four drilling rig schedule in the Montana Bakken area longer than originally planned in order to take advantage of this favorable crude oil drilling economic environment and expects to drill 11 additional net wells in the Montana Bakken this year. I think it makes a lot of sense to target increasing crude oil production during this time. The proposed budget increase also includes $5 million for acreage acquisitions, bringing the new land budget amount to $37 million.”

Guidance Update

Delays in completion of the new Hiland Partners Badlands Plant limited natural gas sales in the Red River Units to less than 200 net Mcf per day during the second quarter. The plant is now expected to be operational in August with the Company’s share of natural gas volumes growing to approximately 10,000 MMBtus per day by the end of this year. Due to the delays in commencement of gas sales at the Badlands Plant and delays in completions and pipeline connections in the Woodford Shale area, full year natural gas production is expected to be near or below the low end of the guidance range of 13,800 to 15,000 MMcf. However, crude oil production is expected to be near the high end of the guidance range of 8,400 to 8,800 Mbbls. As a result, the Company is maintaining its equivalent production guidance range of 10,700 to 11,300 Mboe.

Greater workover activity and higher labor and service costs led to a production cost per boe of $8.42, outside the guidance range for the second quarter 2007. In the first quarter 2007, production costs were $6.40 per boe, outside the guidance range on the low side. Some of the workover and other production operations conducted during the second quarter would have been incurred during the first quarter were it not for cold weather conditions in the Rocky Mountain region. The Company believes full year production cost per boe will be within the guidance range of $6.50 to $7.20 per boe, though likely at the high end of the range.

The guidance for depreciation, depletion, amortization and accretion is being increased to between $9.00 and $9.50 per boe. The relative contribution of production from higher cost basis properties is greater that originally estimated.

Operations Update

The following table presents average daily production for each of the Company’s principal regions for the three months ended June 30, 2007 compared to the three months ended June 30, 2006 and March 31, 2007.

	Q2 2007 (boe per day)	Q2 2006 (boe per day)	Q1 2007 (boe per day)
Red River Units	12,680	10,806	12,599
Montana Bakken Field	7,890	6,406	7,685
North Dakota Bakken Field	924	79	429
Other Rockies	1,774	1,556	1,724
Oklahoma Woodford Field	586	20	440
Other Mid-Continent	4,320	3,949	4,307
Gulf Coast	436	965	727

Total	28,610	23,781	27,911

In the Red River Units, average daily production was up 17% from the second quarter 2006 average. During the second quarter, the Company completed 7 gross (6.8 net) horizontal wells and 3 gross (2.9 net) horizontal re-entries within the Red River Units. The Company currently has five drilling rigs working in the Red River Units.

In the Montana Bakken field, average daily production was up 23% from the second quarter 2006 average due to results from the infield drilling program. During the second quarter, the Company participated in 10 gross (6.7 net) completed wells in the Bakken field with 100% success. The Company is finishing development of its acreage on 640-acre spacing and is currently evaluating the potential to develop the Montana Bakken on 320 acre spacing. The Company’s initial 320-acre well, the Margaret 3-15H, completed in April is currently producing about 180 boepd and appears to meet or exceed our economic model of 300 MBoe of ultimate per well reserves for increased density wells. The Company’s second 320-acre well, the Dorothy 3-33H, is currently drilling. The Company’s second 640-acre tri-lateral in the northern part of the field, the Sonja 1-34H, has been producing 35 days at an average rate of 245 bopd and appears to exceed our economic model of 250 MBoe of ultimate per well reserves for the field extension wells.

In the North Dakota Bakken field, average daily production was up 845 boepd from the second quarter 2006 average. During the second quarter, the Company participated in 9 gross (4.6 net) completed wells in the North Dakota Bakken field with 100% success. The Company currently has two operated drilling rigs working in the field and three drilling rigs operated under a joint venture agreement with ConocoPhillips. The Company expects to add an additional operated drilling rig in the North Dakota field in September. Recent completions in the North Dakota field include the Brown 44-1H (35% WI) for 519 gross bopd and the State Veeder 41-36H (46% WI) completed for 344 bopd. The 2007 exit rate for North Dakota Bakken Shale production is forecasted to be 2,000 net boepd.

In the Oklahoma Woodford Shale field in the Mid-Continent region, the Company currently has four operated drilling rigs working and plans to add a fifth drilling rig in August. During the second quarter, the Company completed 4 gross (1.5 net) Woodford Shale wells and participated in another 15 gross (1.0 net) non-operated Woodford Shale completions. The Company-operated completions, the Arlan 1-15H (20% WI), Pasquali 1-30H (48% WI), Harden 1-20H (32% WI) and Holder 1-5H (53% WI) had 7-day average initial production rates of 4,645 Mcfd, 1,360 Mcfd, 2,125 Mcfd and 1,204 Mcfd of natural gas, respectively. Recently, the Company completed the Pratt 1-17H (23% WI) for a 7-day average initial production rate of 3,752 Mcfd. The 2007 exit rate for Oklahoma Woodford Shale production is forecasted to be 15,000 net Mcfd.

Conference Call Information

The Company will host a conference call on Monday, August 6, 2007, at 10:00 a.m. Central Time to discuss this press release. Interested parties may listen to the conference call via the Company’s website at www.contres.com or by dialing (866) 271-6130. The passcode is 44488326. A replay of the conference call will be available for 30 days on the Company’s website or by dialing (888) 286-8010. The passcode is 23421529.

Conference Presentation

The Company also announced its participation in The Oil & Gas Conference to be held in Denver, Colorado on August 19 - 23, 2007. President Mark E. Monroe will present at the conference on Wednesday, August 22, 2007, at 4:00 p.m. Mountain Time. Mr. Monroe’s presentation will be webcast live on the Company’s website at www.contres.com and at www.theoilandgasconference.com/index.html.

About Continental Resources

Continental Resources is an independent oil and natural gas exploration and production company with operations in the Rocky Mountain, Mid-Continent and Gulf Coast regions of the United States. The Company focuses its operations in large new or developing plays where horizontal drilling, advanced fracture stimulation and enhanced recovery technologies provide the means to economically develop and produce oil and natural gas reserves from unconventional formations. The Company completed its initial public offering in May 2007.

Forward-Looking Information

This press release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond our control. All information, other than historical facts included in this press release, regarding our strategy, future operations, drilling plans, estimated reserves, future production, estimated capital expenditures, projected costs, the potential of drilling prospects and other plans and objectives of management are forward-looking information. All forward-looking statements speak only as of the date of this presentation. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Actual results may differ materially from those anticipated due to many factors, including oil and natural gas prices, industry conditions, drilling results, uncertainties in estimating reserves, uncertainties in estimating future production from enhanced recovery operations, availability of drilling rigs and other services, availability of crude oil and natural gas transportation capacity, availability of capital resources and other factors listed in reports we have filed or may file with the Securities and Exchange Commission.

CONTACT: Continental Resources, Inc.

Don Fischbach, 580-548-5137

donfischbach@contres.com

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenues:
Oil and natural gas sales	$140,046	$120,955	$256,030	$220,723
Oil and natural gas service operations	5,280	4,146	10,419	8,143

Total revenues	145,326	125,101	266,449	228,866

Operating costs and expenses:
Production expense	21,655	14,744	37,640	30,306
Production tax	7,437	5,625	13,600	9,992
Exploration expense	1,602	2,985	3,906	5,067
Oil and gas service operations	3,134	2,663	6,353	4,781
Depreciation, depletion, amortization and accretion	23,330	14,689	43,738	27,981

Property impairments	5,923	6,318	8,893	7,733
General and administrative (1)	8,450	9,458	21,423	22,151
(Gain) loss on sale of assets	(339)	15	(400)	(207)

Total operating costs and expenses	71,192	56,497	135,153	107,804

Income from operations	74,134	68,604	131,296	121,062
Interest expense and other	(2,843)	(2,543)	(6,191)	(4,708)

Net income before income tax expense	71,291	66,061	125,105	116,354

Income tax expense:
Current	(1,502)	—	(1,502)	—
Deferred	215,291	—	215,291	—

Total income tax expense	213,789	—	213,789	—

Net income (loss)	$(142,498)	$66,061	$(88,684)	$116,354

Basic net income (loss) per share	$(0.87)	$0.42	$(0.55)	$0.74
Diluted net income (loss) per share	$(0.87)	$0.41	$(0.55)	$0.73

Basic weighted average shares outstanding	162,933	158,058	160,651	158,058

Diluted weighted average shares outstanding	162,933	159,685	160,651	159,685

(1)	Includes non-cash charges for stock-based compensation of $3.1 million and $3.9 million for the three months ended June 30, 2007 and 2006, respectively, and $10.9 million and $11.9 million for the six months ended June 30, 2007 and 2006, respectively.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30 2007	December 31 2006

	(unaudited)
Assets:
Cash and cash equivalents	$6,393	$7,018
Receivables	118,681	89,086
Inventories and other	13,735	8,877
Net property and equipment	955,931	751,747
Other assets	2,000	2,201

Total assets	$1,096,740	$858,929

Liabilities and shareholders’ equity:
Current liabilities	$194,064	$188,637
Long-term debt	137,500	140,000
Other noncurrent liabilities	43,854	39,831
Deferred income taxes	216,453	—
Shareholders’ equity	504,869	490,461

Total liabilities and shareholders’ equity	$1,096,740	$858,929

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six months ended June 30,
	2007	2006
	(unaudited)

Net income (loss)	$(88,684)	$116,354
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash expenses	278,965	50,760
Changes in assets and liabilities	(26,772)	4,524

Net cash provided by operating activities	163,509	171,638

Net cash used in investing activities	(233,855)	(130,982)

Net cash provided by (used in) financing activities	69,619	(28,027)

Effect of exchange rate on change in cash and cash equivalents	102	41

Net change in cash and cash equivalents	(625)	12,670
Cash and cash equivalents at beginning of period	7,018	6,014

Cash and cash equivalents at end of period	$6,393	$18,684

Non-GAAP Financial Measures

EBITDAX represents earnings before interest expense, income taxes (when applicable), depreciation, depletion, amortization and accretion, property impairments, exploration expense and non-cash compensation expense. EBITDAX is not a measure of net income or cash flow as determined by generally accepted accounting principles (GAAP). EBITDAX should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of a Company’s operating performance or liquidity. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of EBITDAX. The Company’s computations of EBITDAX may not be comparable to other similarly titled measures of other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and may also be used by investors to measure its ability to meet future debt service requirements, if any. The Company’s credit facility requires that it maintain a total debt to EBITDAX ratio of no greater than 3.75 to 1 on a rolling four-quarter basis. The credit facility defines EBITDAX consistently with the definition of EBITDAX utilized and presented by the Company. The following table represents a reconciliation of the Company’s net income loss to EBITDAX.

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2007	2006	2007	2006
	(unaudited)		(unaudited)
Net income (loss)	$(142,498)	$66,061	$(88,684)	$116,354
Provision for income taxes	213,789	—	213,789	—
Interest expense	3,427	2,936	7,080	5,421
Depreciation, depletion, amortization and accretion	23,330	14,689	43,738	27,981
Property impairments	5,923	6,318	8,893	7,733
Exploration expense	1,602	2,985	3,906	5,067
Equity compensation	3,086	3,900	10,933	11,950

EBITDAX	$108,659	$96,889	$199,655	$174,506

CONTACT: Continental Resources, Inc.

Don Fischbach, 580-548-5137

donfischbach@contres.com